Exhibit 10.15
August 21, 2006
Marc Tremblay
18 Stephen Lane,
Dedham, MA 02026
Dear Marc:
We are pleased to offer you the regular, full-time position of Vice President, General Manager, Commercial Business Unit with DigitalGlobe, Inc. Below are the terms of this offer letter.
1.	Term of Employment. Your employment with the Company shall commence on July 17th, 2006. Employment with DigitalGlobe, Inc. is “at-will”. As an At-Will employee your employment with DigitalGlobe, Inc. shall continue until either you or the Company gives the other written notice of termination of employment. Employment can be terminated by yourself or by DigitalGlobe, Inc. at any time for any reason, with or without cause, with or without notice.

Your employment pursuant to this offer is contingent upon your execution the Company’s Proprietary Information and Inventions Agreement and upon you providing DigitalGlobe, Inc. with the legally required proof of your identity and authorization to work in the United States.

2.	Nature of Duties. You will be the Company’s Vice President, General Manager, Commercial Business Unit. As such, you will have all of the customary powers and duties associated with that position. You will report to the Company’s Chief Executive Officer. This position is based in Boston, MA, except for required travel on Company business.

You agree to devote substantially all of your business time, energy, attention and skill to the services of the Company and to the promotion of its interests. So long as you are employed by the Company, you agree that you will not, without the advance written consent of the Board:
a.	engage in any other activity for compensation, profit or other pecuniary advantage, whether received during or after your employment with the Company; render or perform services of a business, professional, or commercial nature other than to or for the Company, either alone or as an employee, consultant, director, officer, or partner of another business entity, whether or not for compensation, and whether or not such activity, occupation or endeavor or investment is similar to, competitive with, or adverse to the business (actual or potential) or welfare of the Company; except that you may remain an Advisory Board member of American Innovative; or

b.	invest in or become a shareholder of another corporation or other entity; provided that your investment solely as a shareholder in another corporation shall not be prohibited so long as such investment is not in excess of one percent (1%) of any class of shares that are traded on a national securities exchange, if such activity is not in conflict with my ability to properly serve the Company.
3.	Compensation and Related Matters.
a.	Base Salary. The Company will pay you a base salary of $9,615.38 bi-weekly which is an annual rate of $250,000. The Board may, in its sole discretion, adjust the Base Salary from time to time based upon performance, the financial condition of the Company, prevailing industry salary levels and such other factors as the Board determines appropriate. Your base salary will be paid in conformity with the Company’s salary payment practices generally applicable to the Company’s other senior executives.

b.	Bonuses. For calendar year 2006, you will be eligible to participate in the DigitalGlobe 2006 executive incentive compensation (“bonus”) plan. The target bonus at 100% of EBITDA achievement is equal to 25% of your annual base salary paid in cash and 25% of your annual base salary paid in stock options. For 2006, your bonus will be pro-rated based upon your start date. We will guarantee a minimum bonus payment equivalent to the pro-rated portion of your target bonus for 2006, and agree to pay you an additional $25,000 at the time the 2006 bonus is payable in accordance with the Bonus plan. After 2006, you will have the opportunity to earn annual bonuses based upon performance criteria determined by the Board in its sole discretion.

c.	Stock Options. The Company shall grant you an option to purchase 400,000 shares of common stock of the Company (Option) at a strike price of $2.50 per share pursuant to the Earthwatch Incorporated 1999 Equity Incentive Plan (Equity Plan). 25% of the Option shall vest immediately on grant. Another 25% of the Option shall vest on (but not prior to) the first anniversary of the date of grant. The remaining 50% of the Option shall vest in 24 equal increments, on each monthly anniversary of the date of grant, commencing with the thirteen month anniversary of the date of grant. The foregoing vesting of the Option is subject to my continued employment with the Company through the applicable vesting dates. All other terms and conditions of the Option will be subject to and governed by the terms and provisions of the Equity Plan and any associated grant documents.

d.	Sale Bonus Plan. You will be eligible to participate in the DigitalGlobe Sale Bonus Plan [at %] [at the same percentage at which other executives with equivalent titles or positions participate].

e.	Standard Benefits. The Company shall provide you with four weeks of paid vacation, according to our PTO policy, each year, which shall accrue ratably (6.15 hours every two weeks). The Company’s regular policies with respect to caps on accruals apply. You will be entitled to participate in all employee benefit plans that are available from time to time to executives of the Company generally, except to the extent such participation in any plan would, in the opinion of the Company, alter the intended tax treatment of such plan. You acknowledge and agree that the Company may in its discretion terminate at any time or modify from time to time any of its employee benefit plans, including the Equity Plan and the Sale Bonus Plan.
f.	Expenses. You will be entitled to receive reimbursement for reasonable business expenses actually incurred or paid by you, consistent with the policies of the Company, in rendering to the Company the services provided for in this offer letter, upon presentation of receipts, expense statements or such other supporting information as is consistent with the policies of the Company. You will be subject to the Company’s travel policy as applicable to Company executives.

g.	Termination. Please see Severance Agreement, attached, for details related to your termination of employment.

h.	Notice.
a.	To the Company. I will send all communications to the Company in writing, addressed as follows (or in any other manner the Company notifies you to use):

If mailed:	DigitalGlobe, Inc.
Attn: General Counsel
1601 Dry Creek Drive
Longmont, Colorado 80305

If faxed:	303 684 4048
b.	To Me. All communications from the Company to me relating to this offer letter must be sent to me in writing at my Company office or in any other manner you notify the Company to use.

c.	Time Notice Deemed Given. Notice shall be deemed to have been given when delivered or, if earlier (i) when mailed by United States certified or registered mail, return receipt requested, postage prepaid, or (ii) faxed with confirmation of delivery, in either case, addressed as required in this section.
i.	Amendment. No provisions of this offer letter may be modified, waived, or discharged except by a written document signed by a duly authorized Company officer and you. A waiver of any conditions or provisions of this offer letter in a given instance shall not be deemed a waiver of such conditions or provisions at any other time.

j.	Interpretation. The validity, interpretation, construction, and performance of these terms shall be governed by the laws of the State of Colorado (excluding any that mandate the use of another jurisdiction’s laws).

k.	Successors. These terms shall be binding upon, and shall inure to the benefit of, you and your estate, but you may not assign or pledge these terms or any rights arising under it, except to the extent permitted under the terms of the benefit plans in which you participate. Without your consent, the Company may assign this letter to any affiliate or successor that agrees in writing to be bound by this letter, after which any reference to the “Company” in this letter shall be deemed to be a reference to the affiliate or successor; however my obligations under this letter to DigitalGlobe, Inc. shall not be diminished.

1.	Validity. The invalidity or unenforceability of any provision of this letter shall not affect the validity or enforceability of any other provision of this letter, which shall remain in full force and effect.

m.	Entire Agreement. All oral or written agreements or representations express or implied, with respect to the subject matter of this letter are set forth in this letter and the Proprietary Information and Inventions Agreement dated as of even date herewith.

DIGITALGLOBE, INC.

Date: 7/20/06	By:	/s/ Jill Smith
		Name:	Jill Smith
		Title:	President and CEO

Date: 6/20/06	/s/ Marc Tremblay
Marc Tremblay

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